Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	CONTACT:	JOHN P. NELSON
PRESIDENT
(515) 232-6251

November 14, 2024

AMES NATIONAL CORPORATION DECLARED CASH DIVIDEND AND AUTHORIZED STOCK REPURCHASE PROGRAM

AMES, IOWA – Ames National Corporation (the “Company”) announced today that a stock repurchase program was approved at a meeting of the Board of Directors held November 13, 2024. The program authorizes the repurchase of up to 100,000 shares, or approximately 1.1% of 8,992,167 shares of common stock outstanding as of November 13, 2024. This program will commence on November 14, 2024 and expire on November 12, 2025. The repurchases will be made in open market transactions at the discretion of management using Company cash. The timing and actual number of shares purchased will depend on a variety of factors such as price, the Company’s liquidity position and other market conditions. The program will be conducted under the provisions of SEC Rule 10b-18 which provides a “safe harbor” from liability for manipulation of the stock price by reason of the manner, timing, price and volume of purchases in the open market. The program may be limited or discontinued at any time without notice. The Company did not purchase any shares in 2024 under its previously authorized stock repurchase program that expired on November 13, 2024.

On November 13, 2024, the Company declared a cash dividend of $0.20 per common share. The dividend is payable February 14, 2025, to shareholders of record at the close of business on January 31, 2025.

Ames National Corporation is listed on the NASDAQ Capital Market under the ticker symbol, ATLO. The Company’s affiliate banks include: First National Bank, Ames, Iowa; Boone Bank & Trust Co., Boone, Iowa; State Bank & Trust Co., Nevada, Iowa; Iowa State Savings Bank, Creston, Iowa; Reliance State Bank, Story City, Iowa; and United Bank & Trust Co., Marshalltown, Iowa. Additional information about the Company can be found at www.amesnational.com.